UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2013
Date of Report (Date of earliest event reported)

DIRECTV
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34554	26-4772533
(Commission File Number)	(IRS Employer Identification No.)

2260 East Imperial Highway
El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

(310) 964-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
DIRECTV, which we sometimes refer to in this report as the Company, we, our or us, operates two direct-to-home, or DTH business units: DIRECTV U.S. and DIRECTV Latin America. This report relates to our DIRECTV Latin American business unit, which is comprised of Sky Brasil Servicos Ltda., or Sky Brasil, which is a 93% owned subsidiary providing DTH services in Brazil, and Pan Americana, which operates in certain other countries primarily in Latin America and which includes our 41% equity method investment in Sky Mexico.
As part of its regular monthly reports to Agencia Nacional de Telecomunicacões, or Anatel, the Brazilian telecommunications agency, Sky Brasil has reported that, at May 31, 2013, its subscribers declined by approximately 130,000 to 5,212,359 from 5,342,814 at April 30, 2013. This decline resulted from significantly increased churn, primarily due to the circumstances described below, which reflect the preliminary results of an internal investigation which the Company initiated in April 2013.
The Company has determined that, beginning in 2012, certain employees of Sky Brasil directed activities which are inconsistent with Sky Brasil's authorized policies for subscriber retention and churn management. These activities, which included improperly crediting various subscriber accounts to reduce or eliminate balances owed by such subscribers, had the effect of artificially reducing churn and increasing the Sky Brasil subscriber base during portions of 2012 and 2013. As a result of the Company's internal investigation, the identified improper activities have been terminated and subscribers who would, but for such improper activities, have previously ceased receiving Sky Brasil service are being terminated as subscribers pursuant to Sky Brasil's authorized policies.
Based on the preliminary results of the investigation, the Company estimates that the number of Sky Brasil subscribers at December 31, 2012 would have been approximately 100,000 lower than the amount reported to Anatel as of that date (5,038,863) and the subscriber count at March 31, 2013 would have been approximately 200,000 lower than the number of subscribers then reported to Anatel (5,258,503) if the identified improper actions had not been taken and continued at each such date. Also, taking this information into account, the number of Sky Brasil subscribers and the total number of subscribers for the DIRECTV Latin America business segment reported in our Annual Report on Form 10-K for 2012 (filed with the Securities and Exchange Commission, or SEC, on February 21, 2013) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (filed with the SEC on May 8, 2013), would have been correspondingly reduced from the amounts previously reported.
The Company currently expects that substantially all Sky Brasil subscribers improperly recognized as active at or after March 31, 2013 as described above will be churned out of the Sky Brasil subscriber base in accordance with its established policies as of the end of the 2013 second quarter.
The Company also estimates that, as a result of the recognition of increased churn at Sky Brasil as described above, the Company will recognize a pre-tax charge of approximately $25 million in the second quarter of 2013, to reflect the write-off of capitalized installation costs and subscriber related equipment held by the terminated subscribers. In addition, due to increased competition, economic and other factors, the Company believes that Sky Brasil's on-going churn will be higher than previously anticipated, as indicated in the Company's first quarter earnings conference call on May 7, 2013. Other operating and financial data, including an update to our 2013 guidance, will be provided on the Company's second quarter earnings conference call scheduled on August 1, 2013.
The above summary reflects the preliminary results of the Company's internal investigation and such investigation is continuing.
This Current Report on Form 8-K includes certain statements that the Company believes are, or may be considered to be, “forward looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward looking statements generally can be identified by statements that include the phrases “estimates”, “believes” and “expects” or other similar statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTV
(Registrant)

Date: June 27, 2013	By:	/s/ Patrick T. Doyle
	Name:	Patrick T. Doyle
	Title:	Executive Vice President and Chief Financial Officer